Exhibit 10.24

Client Contracting Steve Adams Toni Bazzell Jill Bone Megan Gracey Judy Mercille Melody Seckel April Witt Ellen Wynne

November 18, 2008

Mr. Chris Lestage

Amerisafe Risk Services, Inc

2301 Highway 190 West

DeRidder, LA 70634 NM

Dear Mr. Lestage:

Enclosed is your copy of the fully executed Managed Program Workers’ Compensation Agreement for Amerisafe Risk Services, Inc.

If you have not already received, you will be receiving a survey regarding your experience with our Contract Process. We value your input and would really appreciate if you could take a few minutes to complete this survey.

Your confidence in our company is appreciated and we will continually strive to be an excellent provider of healthcare management services. If you have any questions or comments, please contact your Account Director.

Sincerely,

Ellen Wynne Associate Contract Analyst

/ew

Enclosure

John Haubrich, Account Director

WORKERS’ COMPENSATION

MANAGED PROGRAM AGREEMENT

THIS WORKERS’ COMPENSATION MANAGED PROGRAM AGREEMENT (“Agreement”) will be effective as of the date set forth in Section 6.1 and is entered into by and between EXPRESS SCRIPTS, INC., a Delaware corporation on behalf of itself and its subsidiaries (“ESI”), and AMERISAFE RISK SERVICES, INC., a Louisiana corporation (“Sponsor”).

SECTION I - DEFINITIONS

The following terms shall have the meanings set forth below:

“Average Wholesale Price” or “AWP” means the average wholesale price of a prescription drug as identified by drug pricing services such as First Data Bank or other source recognized in the retail prescription drug industry selected by ESI for all clients. The applicable AWP for prescriptions shall be the 11-digit NDC on the date dispensed, and those filled in (a) Participating Pharmacies will be the AWP for the package size from which the prescription drug was dispensed, and (b) in the Mail Service Pharmacy the AWP for the lesser of; (i) the NDC code for the package size from which the prescription drug was dispensed, or (ii) package sizes of 100 units or 16 ounce quantities, or the next larger quantity if such specified quantities are not available.

“Covered Drugs” means those prescription drugs, supplies and other items that are covered by the Program, each as indicated in the Set-Up Forms.

“Eligibility Files” means the list submitted by Sponsor to ESI in reasonably acceptable electronic format indicating persons eligible for drug benefit coverage services under the Program.

“Formulary” means a list of FDA-approved prescription drugs and supplies which is determined by Sponsor.

“Generic Drug” means a prescription drug, whether identified by its chemical, proprietary, or non-proprietary name, that is therapeutically equivalent and interchangeable with drugs having an identical amount of the same active ingredient(s) and approved by the FDA.

“Injured Worker” means each person who Sponsor determines is eligible to receive prescription drug benefits as indicated in the Eligibility Files.

“Mail Service Pharmacy” means a duly licensed pharmacy operated by ESI or its subsidiaries, where prescriptions are filled and delivered to Injured Workers via the mail.

“Paper Bill” means any Prescription not submitted on-line by a Participating Pharmacy (e.g., paper claims by Injured Workers, non-participating pharmacies and Third Party Billers).

“Participating Pharmacy” means any licensed pharmacy with which ESI has executed an agreement to provide Covered Drugs to Injured Workers.

“Prescription” means an on-line pharmacy claim, Paper Bill, or Short Fill Prescription submitted for payment as a result of dispensing a Covered Drug to an Injured Worker.

“Program” means Sponsor’s prescription benefit plan for Injured Workers.

“Set-Up Form” means a document form provided to Sponsor by ESI, which, when completed and signed by Sponsor, will describe the essential elements, including coverage rules, of the Program.

“Short Fill Prescription” means a prescription submitted to a Participating Pharmacy by a person who is not yet considered an eligible Injured Worker, but with respect to whom Sponsor (or such person’s employer) has authorized preliminary coverage based on documentation provided by such person.

“Third Party Biller” means any entity which contracts directly with a Participating Pharmacy to either purchase a Participating Pharmacy’s prescription receivables or to provide administrative prescription billing services on behalf of a Participating Pharmacy.

SECTION II - SCOPE OF SERVICES

2.1 Eligibility/Set Up. Sponsor will submit a completed Set-Up Forms and Eligibility Files (initial and updated) on a mutually determined basis, and ESI will accurately implement the Set-Up Forms and Eligibility Files. Changes to the Set-Up Forms must be documented on ESI’s standard amendment forms. Sponsor will be responsible for all Prescriptions during the period of the Injured Worker’s eligibility as indicated on the Eligibility File, except in the event of ESI’s negligence. ESI will not be responsible for Prescriptions for retroactively termed Injured Workers.

2.2 Pharmacy Network.

(a) Participating Pharmacies. ESI will maintain a network of Participating Pharmacies as identified in Exhibit A, and will make available an updated list of Participating Pharmacies on-line. ESI maintains multiple networks, and periodically consolidates networks or migrates clients to other networks, in order to capitalize on certain operational efficiencies and other benefits associated with a streamlined network offering. ESI will require each Participating Pharmacy to meet ESI’s participation requirements, including but not limited to licensure, insurance and provider agreement requirements. Copies of the Participating Pharmacy participation requirements are available upon request. ESI does not direct or exercise any control over the professional judgment exercised by any pharmacist in dispensing prescriptions or otherwise providing pharmaceutical related services at a Participating Pharmacy.

(b) Mail Service Pharmacy. Injured Workers may have prescriptions filled through the Mail Service Pharmacy. Subject to applicable law, ESI may communicate with Injured Workers regarding the availability and use of the Mail Service Pharmacy.

2.3 Prescription Processing.

(a) On-Line Prescription Processing. ESI will perform on-line prescription processing services for Covered Drugs dispensed by a Participating Pharmacy or Mail Service Pharmacy. Such services include verifying eligibility and processing Prescriptions. ESI will perform a standard concurrent drug utilization review (“DUR”) analysis of each on-line Prescription submitted for processing in order to assist the dispensing pharmacist and prescribing physician in identifying potential drug interactions, incorrect prescriptions or dosages, and certain other circumstances that may be indicative of inappropriate prescription drug usage. ESI’s DUR processes are not intended to substitute for the professional judgment of the prescriber, the dispensing pharmacist or any other health care professional providing services to the Injured Worker. If requested by Sponsor, ESI shall process Paper Bills in accordance with the rules in the Set-Up Forms and ESI’s standard procedures. In all cases, Sponsor shall have the final responsibility for all decisions with respect to coverage under the Program.

(b) Approval of Exception to Formulary. In the event an Injured Worker requests coverage for a prescription drug that is not considered a Covered Drug under the Program, ESI shall contact Sponsor to determine if Sponsor desires to approve coverage for such drug. If approved by Sponsor, ESI shall approve Injured Worker’s request for coverage and the drug shall be treated as a Covered Drug for that particular Injured Worker for the period or number of fills specified by Sponsor. ESI shall rely solely on the direction of the Sponsor as to coverage, and ESI shall not undertake, and is not required hereunder, to determine medical necessity or the Prescription’s relationship to injury compensability, appropriateness of therapies, or to substitute ESI’s judgment for the professional judgment and responsibility of the physician or Sponsor.

(c) Call Center. ESI will provide 24-hours a day, 7-days a week toll-free telephone, IVR and Internet support to assist Sponsor, Sponsor’s agents and Injured Workers with eligibility and benefits verification, location of Participating Pharmacies or other related concerns.

2.4 Program Management.

(a) Clinical Services. ESI shall provide to Sponsor general support and consultative services regarding the Program. ESI will provide the Formulary, clinical, safety and/or trend programs selected by Sponsor as indicated in the Set-Up Forms.

(b) Reporting. ESI will provide Sponsor with ESI’s standard on-line workers’ compensation management information reports. ESI and Sponsor may, from time to time, mutually develop customized reporting to meet Sponsor’s needs. In this event, such customized reporting may include a separate charge, if any, as mutually agreed upon by ESI and Sponsor.

(c) Prescription Data. ESI will retain Sponsor’s Prescription utilization data in media and formats determined by ESI for a total of seven (7) years from the date the prescription is filled. Thereafter ESI will dispose of such data in accordance with its standard policies and practices and applicable state and federal law. ESI may use both during and after the term of this Agreement and/or transfer to third parties the anonymized drug and related medical data collected by ESI or provided to ESI by Sponsor for research, provider profiling and other databases for benchmarking, drug trend, cost analyses, cost comparisons or other business purposes of ESI.

(d) Sponsor Audits. Provided that this Agreement has been duly executed by Sponsor and Sponsor is current in the payment of invoices under this Agreement, Sponsor may audit the prescription management services provided pursuant to this agreement on an annual basis (unless additional audits are warranted), consistent with the Audit Protocol set forth in Exhibit B. Sponsor may use an independent third party auditor (“Auditor”), so long as such Auditor does not have a conflict of interest with ESI (as determined by ESI acting reasonably and in good faith), and provided that Sponsor’s Auditor executes a mutually acceptable confidentiality agreement.

SECTION III - FEES; BILLING AND PAYMENT

3.1 Fees. The fees for Prescriptions and administrative services are set forth in Exhibit A (“Fees”).

3.2 Billing and Payment. (a) ESI will bill Sponsor weekly for all applicable Fees specified in Exhibit A.

(b) Payment. Sponsor agrees to pay ESI by wire, debit or ACH transfer within fourteen (14) calendar days from the date of Sponsor’s receipt of the ESI invoice. Sponsor shall be responsible for all costs of collection, and agrees to reimburse ESI for such costs and expenses, including reasonable attorneys’ fees. Any amounts not paid by the due date thereof shall bear interest at the prime lending rate (as published by The Wall Street Journal on the date interest begins to accrue) plus two percent (2%) per annum or, if lower, the highest interest rate permitted by law. Sponsor shall pay the full amount owed and shall notify ESI of any disputed amount.

SECTION IV - CONFIDENTIALITY

4.1 Confidentiality of Prescription Utilization. ESI shall maintain confidentiality and security of Injured Workers as required by applicable law and regulations. In no event will ESI release or disclose to third parties Prescription records without the written approval of the Sponsor or the subject Injured Worker.

4.2 Confidential Information. Each party agrees that certain information of the other party, including, but not limited to this Agreement, and (a) with respect to ESI: reporting packages, proprietary applications, system formats, databanks, clinical or formulary management operations or programs, ESI developed DUR guidelines, ExpressComp® and clinical and other manuals, prescription drug evaluation criteria, drug pricing information, and Participating Pharmacy agreements; and (b) with respect to Sponsor: Eligibility Files, business operations and strategies, shall constitute confidential and proprietary information (“Confidential Information”). Neither party shall use the other’s Confidential Information, or disclose it to any third party, at any time during or after termination of this Agreement, except as specifically contemplated by this Agreement or upon prior written consent. Upon termination of this Agreement, each party shall cease using the other’s Confidential Information, and all such information shall be returned or destroyed upon the owner’s direction. Sponsor will not, and will not permit any third party acting on Sponsor’s behalf to, access, attempt to access, test or audit ESl’s Systems or any other system or network connected to ESI’s Systems. Confidential Information does not include information which is or becomes generally available to the public; was within the recipient’s possession or knowledge prior to its being furnished to the recipient pursuant to this Agreement, or is independently developed by the recipient under circumstances not involving a breach of this Agreement. Without limiting the foregoing, Sponsor will not: (i) access or attempt to access any portion or feature of ESI Systems, by circumventing the ESI Systems’ access control measures, either by hacking, password “mining” or any other means; or (ii) probe, scan, audit or test the vulnerability of ESI’s Systems, nor breach the security or authentication measures of ESI’s System.

SECTION V - COMPLIANCE WITH LAW; PRICING BENCHMARKS

5.1 Change in Law. Each party shall be responsible for ensuring its compliance with any laws and regulations applicable to its business, including maintaining any necessary licenses and permits. Sponsor shall be responsible for any governmental or regulatory charges and taxes imposed upon the services provided hereunder, other than taxes based on the net income of ESI. If there is a change in federal, state or local laws or regulations or the interpretation thereof, that, among other things, materially burdens ESI, requires ESI to increase payments or shorten payment times for Covered Drugs to Participating Pharmacies, or change the scope of services hereunder, then there shall be an appropriate modification of the services, reimbursement rates, and administrative fees such that the parties are returned to their comparable economic position as of the Effective Date. If the parties cannot agree on a modification or adjusted fee or rates, then either party may terminate the Agreement on thirty (30) days prior written notice to the other.

5.2 Pricing Benchmarks. The parties understand that there are currently extra-market industry, legal, government and regulatory activities, which may lead to changes relating to, or elimination of, the AWP pricing index that could alter the financial positions of the parties as intended under this Agreement. The parties agree that, upon entering into this Agreement and thereafter, their mutual intent has been and is to maintain pricing stability as intended and not to advantage either party to the detriment of the other. Accordingly, to preserve this mutual intent, if ESI undertakes any or all of the following: (a) changes the AWP source across its book of business (e.g., from First DataBank to MediSpan); or (b) maintains AWP as the pricing index with an appropriate adjustment as described below, in the event the AWP methodology and/or its calculation is changed, whether by the existing or alternative sources; or (c) transitions the pricing index from AWP to another index or benchmark (e.g., to Wholesale Acquisition Cost), Participating Pharmacy and Mail Service Pharmacy rates will be modified as reasonably and equitably necessary to maintain the pricing intent under this Agreement. ESI shall provide Sponsor with at least ninety (90) days notice of the change (or if such notice is not practicable, as much notice as is reasonable under the circumstances), and written illustration of the financial impact of the pricing source or index change (e.g., specific drug examples). If Sponsor disputes the illustration or the financial impact of the pricing source, the parties agree to cooperate in good faith to resolve such disputes.

5.3 Fiduciary Acknowledgements. ESI offers pharmacy benefit management services, products and programs (“PBM Products”) for consideration by all clients, including Sponsor. The general parameters of the PBM Products, and the systems that support these products, have been developed by ESI as part of ESI’s administration of its business as a PBM. The parties agree that they have negotiated the financial terms of this Agreement in an arm’s-length fashion. Sponsor acknowledges and agrees that neither it nor the Program intends for ESI to be a fiduciary of the Program, and neither will name ESI or any of ESI’s wholly-owned subsidiaries as a plan fiduciary. Sponsor further acknowledges and agrees that neither ESI nor any of ESI’s wholly-owned subsidiaries have any discretionary authority or control respecting management of the Plan’s prescription benefit program, or exercise any authority or control respecting management or disposition of the assets of the Plan or Sponsor. Sponsor further acknowledges that it is responsible for the Plan’s benefit design, coverage rules and determinations relating to the Plan. Upon reasonable notice, ESI will have the right to terminate PBM Services to the Program in a state requiring a pharmacy benefit manager to be a fiduciary to Sponsor or an Injured Worker in any capacity.

5.4 Disclosure of Certain Financial Matters. In addition to any administrative fees that may be paid to ESI pursuant to this Agreement, ESI derives margin from fees and revenue in one or more of the ways described in the ESI Financial Disclosure to PBM Clients set forth in Exhibit C hereto (“Financial Disclosure to ESI PBM Clients”). In negotiating any of the fees and revenues described in the Financial Disclosure to ESI PBM Clients or in this Agreement, ESI acts on its own behalf, and not for the benefit of or as agent for the Sponsor, Injured Workers, or any employee welfare benefit plan. Sponsor and Injured Workers each acknowledge and agree that ESI will retain all revenues, manufacturer rebates, and administrative fees, if any, interest thereon and all Participating Pharmacy discounts, if any, in addition to any administrative and other fees paid by Sponsor to ESI. Client acknowledges for itself, its Injured Workers and the Program that, except as may be expressly provided herein, neither it, any Injured Worker, nor the Program, has a right to receive, or possesses and beneficial interest in, any such revenues, discounts or payments.

SECTION VI - TERM AND TERMINATION; DEFAULT AND REMEDIES

6.1 Term. (a) This Agreement will commence as of the later of November 1, 2008 or the date that is ten (10) days following ESI’s execution of this Agreement (“Effective Date”), and will continue for a period of three (3) years (“Initial Term”), subject to termination or extension in accordance with the terms of Section 6.2 below. Thereafter, this Agreement will automatically renew with the same terms and conditions as set forth herein for successive one (1) year renewal terms, subject to the right of termination as otherwise provided herein.

(b) Not less than ninety (90) days prior to the end of the initial or any renewal term of this Agreement either party may notify the other party in writing that it wishes to terminate this Agreement. If no such written notification is given, this Agreement shall continue with the same terms and conditions as set forth herein for an additional one (1) year renewal term, subject to the right of termination as otherwise provided herein. If such notice is given, this Agreement shall terminate on the last day of the then current term.

6.2 Termination for Breach or Default. Either party may give the other written notice of a material, substantial and continuing breach of this Agreement. If the breaching party has not cured said breach within thirty (30) days from the date such notice was sent, this Agreement may be terminated at the option of the non-breaching party. If the amount of time commercially reasonable for the breach to be cured is longer than thirty (30) days, this Agreement may not be terminated by the non-breaching party pursuant to this provision until such commercially reasonable period of time has elapsed; provided, however, that in no event shall such period exceed sixty (60) days.

6.3 Termination for Non-Payment.

(a) ESI may terminate or suspend its performance hereunder immediately and cease providing or authorizing provision of Covered Drugs to Injured Workers upon two (2) days’ written notice if Sponsor fails to pay ESI or provide acceptable security in accordance with the terms of this Agreement.

(b) At any time, if ESI has reasonable grounds for insecurity as to the ability of Sponsor to meet its financial commitments hereunder based on payment record, Sponsor’s latest financial information, claims volume, or regulatory filings, ESI may require adequate assurance of Sponsor’s future performance, which may include the requirement that Sponsor provide security (e.g., deposit or letter of credit) to ESI.

6.4 Remedies.

(a) A party’s right to terminate this Agreement under this Section 6 shall not be exclusive of any other remedies available to the terminating party under this Agreement or otherwise, at law or in equity.

(b) Neither party shall lose any rights under this Agreement or be liable in any manner for any delay to perform its obligations under this Agreement that are beyond a party’s reasonable control, including, without limitation, any delay or failure due to labor disputes, riots, earthquakes, storms, floods or other extreme weather conditions, fires, explosions, acts of terrorism, epidemics, embargoes, war or other outbreak of hostilities, government acts or regulations, the failure or inability of carriers, suppliers, delivery services, or telecommunications providers to provide services necessary to enable a party to perform its obligations hereunder, or any other reason where failure to perform is beyond the party’s reasonable control, and is not caused by the negligence, intentional conduct or misconduct of the defaulting party; provided, however, that this clause may not be invoked to excuse a party’s payment obligations hereunder.

(c) ESI’s liability to Sponsor hereunder shall in no event exceed the actual proximate losses or damages to Sponsor caused by ESI’s breach of this Agreement. In no event shall either party or any of their respective affiliates, directors, employees or agents, be liable for any indirect, special, incidental, consequential, exemplary or punitive damages, or any damages for lost profits relating to a relationship with a third party, however caused or arising, whether or not they have been informed of the possibility of their occurrence.

6.5 Indemnification.

(a) ESI will indemnify and hold Sponsor harmless from and against any loss, cost, damage, expense or other liability, including, without limitation, reasonable costs and attorney fees (“Costs”) incurred in connection with any and all third party claims, suits, investigations or enforcement actions (“Actions”) which may be asserted against, imposed upon or incurred by Sponsor and arising as a result of (i) ESI’s negligent acts or negligent omissions or willful misconduct in performing its obligations under this Agreement, or (ii) ESI’s breach of this Agreement.

(b) Sponsor will indemnify and hold ESI harmless from and against any Costs for Actions which may be asserted against, imposed upon or incurred by ESI and arising as a result of (i) Sponsor’s negligent acts or negligent omissions or willful misconduct, (ii) Sponsor’s benefit design and coverage decisions, or (iii) Sponsor’s breach of this Agreement.

(c) The indemnified party shall notify the indemnifying party in writing promptly upon learning of any action for which indemnification may be sought hereunder, and shall tender the defense of such Action to the indemnifying party. No party shall indemnify the other with respect to any action settled by without the indemnified party’s written consent.

6.6 Obligations Upon Termination. Sponsor shall pay ESI in accordance with this Agreement for all claims for Covered Drugs dispensed and services provided to Sponsor and Injured Workers on or before the effective date of termination (“Termination Date”). Prescriptions submitted with ESI after sixty (60) days from the Termination Date shall be forwarded to Sponsor for adjudication and payment. Sponsor shall pay all fees or other charges due and payable to ESI under this Agreement within ninety (90) days after the Termination Date. Notwithstanding the preceding, ESI may request that Sponsor pay a reasonable deposit in the event ESI is requested to process after the Termination Date claims incurred on or prior to such date.

6.7 Survival. The parties’ rights and obligations under the 2.4(c), Sections IV through VII shall survive termination of this Agreement.

SECTION VII - MISCELLANEOUS

7.1 Notice. Any notice or document required or permitted to be delivered pursuant to this Agreement must be in writing and shall be deemed to be effective upon mailing and must be either (a) deposited in the United States Mail, postage prepaid, certified or registered mail, return receipt requested, or (b) sent by recognized overnight delivery service, in either case properly addressed to the other party at the address set forth below, or at such other address as such party shall specify from time to time by written notice delivered in accordance herewith:

Express Scripts, Inc.

Attn: President

One Express Way

St. Louis, Missouri 63121

With copy to Legal Department via Fax No. (800) 417-8163

Amerisafe Risk Services, Inc.

Attn: Chris Lestage

2301 Highway 190 West

DeRidder, Louisiana 70634

7.2 Independent Parties. No provision of this Agreement is intended to create or shall be construed to create any relationship between ESI, on the one hand, and Sponsor, on the other hand, other than that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement. Neither party, nor any of their respective representatives, shall be construed to be the partner, agent, fiduciary, employee, or representative of the other and neither party shall have the right to make any representations concerning the duties, obligations or services of the other except as consistent with the express terms of this Agreement or as otherwise authorized in writing by the party about which such representation is asserted.

7.3 Successors and Assigns. This Agreement will be binding upon, and inure to the benefit of and be enforceable by, the respective successors and permitted assigns of the parties hereto; provided that this Agreement may be assigned by Sponsor upon ESI’s written consent following a standard credit review.

7.4 Integration; Amendments. This Agreement and any Exhibits hereto constitute the entire understanding of the parties hereto and supersedes any prior oral or written communication between the parties with respect to the subject matter hereof. No modification, alteration, or waiver of any term, covenant, or condition of this Agreement shall be valid unless in writing and signed by both parties.

7.5 Choice of Law. This Agreement shall be construed and governed in all respects according to the laws in the State of Missouri, without regard to the rules of conflict of laws thereof.

7.6 Waiver. The failure of either party to insist upon the strict observation or performance of this Agreement or to exercise any right or remedy shall not be construed as a waiver of any subsequent breach of this Agreement or impair or waive any available right or remedy.

7.7 Severability. In the event that any provision of this Agreement is invalid or unenforceable, such invalid or unenforceable provision shall not invalidate or affect the other provisions of this Agreement which shall remain in effect and be construed as if such provision were not a part hereof; provided that if the invalidation or unenforceability of such provision shall, in the opinion of either party to the Agreement, have a material effect on such party’s rights or obligations under this Agreement, then the Agreement may be terminated by such party upon thirty (30) days written notice by such party to the other party.

7.8 Third Party Beneficiary Exclusion. This Agreement is not a third party beneficiary contract, nor shall this Agreement create any rights on behalf of Injured Workers as against ESI. Sponsor and ESI reserve the right to amend, cancel or terminate this Agreement without notice to, or consent of, any Injured Worker.

7.9 Liability Insurance. Each party will maintain such policies of general liability, professional liability and other insurance of the types and in amounts customarily carried by their respective businesses. Proof of such insurance will be available upon request. ESI agrees, at its sole expense, to maintain during the term of this Agreement or any renewal hereof, commercial general liability insurance, pharmacists professional liability insurance for the Mail Service pharmacies, and managed care liability with limits, excess of a self insured retention, in amounts of not less than $5,000,000 per occurrence and in the aggregate. ESI does not maintain liability insurance on behalf of any Participating Pharmacy, but does contractually require such pharmacies to maintain a minimum amount of commercial liability insurance or, when deemed acceptable by ESI, to have in place a self-insurance program.

7.10 Trademarks. Each party acknowledges each other party’s sole and exclusive ownership of its respective trade names, commercial symbols, trademarks, and servicemarks, whether presently existing or later established (collectively “Marks”). No party shall use the other party’s Marks in advertising or promotional materials or otherwise without the owner’s prior written consent; provided, however, that the parties may publicize the fact that ESI provides prescription drug benefit management services.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year below set forth.

EXPRESS SCRIPTS, INC.	AMERISAFE RISK SERVICES, INC.

EXHIBIT A

PHARMACY REIMBURSEMENT RATES

I. General. Sponsor shall pay to ESI the amounts set forth below, including, in all cases, applicable sales or excise tax or other governmental surcharge, if any. The fees below do not apply to specialty drug products. The parties acknowledge that it is ESl’s intention that the fees set forth in this Exhibit A relating to Participating Pharmacy services apply with respect to all Participating Pharmacies; provided, the parties also acknowledge that there are certain regulatory and other factors inherent in the workers’ compensation area that may impact the amount that a Participating Pharmacy or other entity claims or is otherwise entitled to be paid for providing pharmacy services to an Injured Worker (including, but not limited to, situations in which a Third Party Biller is involved, where a pharmacy unilaterally breaches its Participating Pharmacy Agreement, where state law requires or can be interpreted to require that such pharmacy be paid at the state workers’ compensation fee schedule or such other rate that is higher than the rate that it has negotiated with ESI). In such event, or if there is any change in Federal or applicable state law or regulation (including the interpretation of existing laws or regulations by a court or administrative agency) during the term of this Agreement and in consequence thereof, ESI is required to payments for Covered Drugs to Participating Pharmacies in the applicable jurisdiction under its provider agreements, the Plan fees set forth below will be increased by the same amount. Additionally, upon published changes in state fee schedules, ESI will update pricing adjudication systems within a reasonable timeframe.

II.	Participating Pharmacy Rates.

ExpressComp National Network
Brand Ingredient Cost	Year 1: Lower of State Fee Schedule or AWP - 6%
Year 2: Lower of State Fee Schedule or AWP - 8%
Year 3: Lower of State Fee Schedule or AWP - 9%
Generic Ingredient Cost	Year 1: Lower of State Fee Schedule or AWP -12%
Year 2: Lower of State Fee Schedule or AWP -15%
Year 3: Lower of State Fee Schedule or AWP -18%
Compound Drugs	Combined AWP plus applicable service fee
Dispensing Fee/Rx	$3.00
Administrative Fee/Rx	$0.00

III.	Mail Pharmacy Rates.

Brand Ingredient Cost	AWP – 12%
Generic Ingredient Cost	AWP – 40%
Compound Drugs	Combined AWP plus applicable service fee
Dispensing Fee/Rx	$2.00
Administrative Fee/Rx	$0.00
Minimum Rate/Rx	$8.99

IV.	Administrative Services:

PBM Services	Associated Fees
• Customer Service for Injured Workers	No additional charge
• Electronic Prescription Adjudication	No additional charge
• Implementation Support	No additional charge
• Eligibility Submission • Electronic/on-line Submission	No additional charge
• Manual Submission	No additional charge
• Paper Bills (i.e., Injured Worker, Sponsor, Third Party Biller, and non-Participating Pharmacy submitted Prescriptions)	No additional charge
• Pharmacy Help Desk	No additional charge
• Pharmacy Network Management	No additional charge
• Pharmacy Reimbursement	No additional charge
• Software Training for Access to Our On-Line System(s)	No additional charge
• Branch Claims Office Training	No additional charge
• “Short Fill” Capabilities	No additional charge
• Retail to Home Delivery Programs	No additional charge
• Network Compliance Program	No additional charge
• PDRx	$125/hour
Clinical Services (as selected by Sponsor)	No additional charge
Reporting Services
• Trend Central	No additional charge
• Standard Reports:
• ExpressComp Trend Central Tool	No additional charge
• Billing Reports	No additional charge
Implementation Package
• Injured Worker Communications Packet – includes 1 ID card • Mailed Directly to Injured Worker	No additional charge
• Replacement Cards	No additional charge
Customized Communication Materials	Pricing upon request
• Network Development Upon Request	No additional charge
• Program Setup	No additional charge

EXHIBIT B

AUDIT PROTOCOL

1.	AUDIT PRINCIPLES

ESI recognizes the importance of its clients ensuring the integrity of their business relationship by engaging in periodic audits of their financial arrangements with ESI. ESI provides this audit right to each and every client. In granting this right, ESI’s primary interest is to facilitate a responsive and responsible audit process. In order to accomplish this goal, for all clients, ESI has established the following Protocol. Our intent is in no way to limit Sponsor’s ability to determine that ESI has properly and accurately administered the financial aspects of the Agreement, but rather to create a manageable process in order to be responsive to our clients and the independent auditors that they may engage. If Sponsor has any concern that this Protocol will prohibit Sponsor from fully confirming its financial arrangement with ESI, we encourage Sponsor to express such concern at the audit kick-off meeting.

2.	AUDIT PREREQUISITES

A.	The financial aspects of the Agreement can be broken down into the following two main components. Sponsor has the right to audit any or all of these components, if applicable:

•	Claims

•	Performance Guarantees

At Sponsor’s discretion, Sponsor may conduct an audit of each component separately, or may combine all components in one audit. In addition to the above audit rights, Sponsor may address general claim inquiries, which do not require an audit, by contacting Sponsor’s ESI Account Management team at any time.

B.	ESI will provide all data reasonably necessary for Sponsor to determine that ESI has performed in accordance with contractual terms.

C.	ESI engages a national accounting firm, at its sole cost and expense, to conduct a SAS 70 audit on behalf of its clients. Upon request, ESI will provide the results of its most recent SAS 70 audit. Testing of the areas covered by the SAS 70 is not within the scope of Sponsor’s audit rights (i.e., to confirm the financial aspects of the Agreement) and is therefore not permitted. However, if requested, ESI will explain the SAS 70 audit process and findings to Sponsor in order for Sponsor to gain an understanding of the SAS 70.

D.	ESI recommends that the initial audit period for a claims audit cover a timeframe not to exceed twenty-four (24) months immediately preceding the request to audit (the “Audit Period”). This Audit Period allows a reasonable amount of time for both parties to conclude the audit before claims data is archived off the adjudication system. ESI will accommodate reasonable requests to extend the Audit Period, but this may delay ESI’s response time to audit findings due to the age of the claims.

3.	AUDIT FINDINGS

A.	Following Sponsor’s initial audit, Sponsor (or its Auditor) will provide ESI with a written report of suspected errors, if any. In order for ESI to evaluate Sponsor’s audit report, Sponsor shall provide an electronic data file in a mutually agreed upon format containing either a representative sample of claims, or the entire suspected error population, and the dollar amount associated with the suspected errors.

B.	If Sponsor provides the entire suspected error population, consistent with generally accepted industry audit standards, ESI will evaluate a statistically valid sample of claims in order to provide a timely response. ESI will use commercially reasonable best efforts to respond to the audit report in no more than thirty (30) days from ESI’s receipt of the report. Please be aware, however, that audits that require evaluation of six (6) or more findings typically require additional time to respond due to the complex nature of such audits. Our pledge to respond within the foregoing timeframe is predicated on a good faith and cooperative effort between Sponsor and/or its Auditor and ESI.

C.	Following ESI’s evaluation of Sponsor’s (or its Auditor’s) audit report, if the audit findings warrant an increase in the Audit Period or the number of contracts reviewed, then ESI and Sponsor will mutually determine the scope of further analysis.

D.	Sponsor agrees that once audit results are accepted by both parties, the audit shall be considered closed and final.

E.	ESI shall promptly pay overpayments (or Sponsor shall promptly pay underpayments, if applicable) upon closure of the audit.

EXHIBIT C

FINANCIAL DISCLOSURE TO ESI PBM CLIENTS

Express Scripts is a provider of pharmaceutical benefits management (“PBM”) and other related services to thousands of client groups including managed care organizations, health insurers, employer groups, third party administrators and government entities. Express Scripts’ subsidiary companies, some of which provide services related to supporting our PBM services, include ESI Mail Pharmacy Service, Inc., CuraScript, Inc., Express Scripts Specialty Distribution Services, Inc., and Phoenix Marketing Group, LLC. This disclosure provides an overview of the revenue sources that allow us to deliver competitive pricing arrangements to our clients.

Express Scripts offers its clients, either directly or through its subsidiary companies, a variety of services related to the management of prescription drug benefits. The specific services provided to each client are documented under the Pharmacy Benefit Management Agreement, or other similar agreement, with our client. Express Scripts’ PBM services typically include claims processing and adjudication, pharmacy network contracting and management, formulary development and management, rebate management and administration, trend management, and clinical program development and fulfillment. Some of our clients also utilize our mail service pharmacy to provide their Injured Workers with convenient access to safe and affordable prescription drugs through home delivery. In addition to the administrative fees paid to us by our clients for these core PBM services, Express Scripts derives revenue from other sources, including arrangements with pharmaceutical manufacturers and retail pharmacies. Some of this revenue relates to utilization of products by Injured Workers of the clients for whom we provide PBM services.

Network Pharmacies – Express Scripts contracts for its own account with retail pharmacies to dispense prescription drugs to injured Workers of the clients for whom we provide PBM services. The rates paid by Express Scripts to these pharmacies differ from one network of pharmacies to the next, and among pharmacies within a network. Express Scripts generally contracts with clients to be paid an ingredient cost for drugs dispensed in a given retail network selected by the client at a uniform rate that applies to all pharmacies in the selected network. Thus, where the rate paid by a client exceeds the rate negotiated with a particular pharmacy, Express Scripts will realize a positive margin on the applicable prescription. The reverse may also be true, resulting in negative margin for Express Scripts. In addition, when Express Scripts receives payment from a client before payment to a pharmacy is due, Express Scripts retains the benefit of the use of the funds between these payments.

Manufacturer Rebates and Associated Administrative Fees – Express Scripts contracts for its own account with pharmaceutical manufacturers to obtain rebates attributable to the utilization of certain prescription products by individuals who receive benefits from clients for whom we provide PBM services. Rebate amounts vary based on the volume of utilization as well as the benefit design and formulary position applicable to utilization of a product. Express Scripts often pays all or a portion of the rebates it receives to a client based on the client’s PBM services agreement. Express Scripts retains the financial benefit of the use of any funds held until payment is made to a client. In connection with our maintenance and operation of the systems and other infrastructure necessary for managing and administering the rebate process, Express Scripts also receives administrative fees from pharmaceutical manufacturers participating in the rebate program discussed above. The services provided to participating manufacturers include making certain drug utilization data available, as allowed by law, for purposes of verifying and evaluating the rebate payments. The administrative fees paid to Express Scripts by manufacturers for participation in the rebate program do not exceed 3.5% of the AWP of the rebated products.

Pharmacy Dispensing and Distribution – Express Scripts has several licensed pharmacy subsidiaries, including our specialty pharmacies. These entities purchase prescription drug inventories, either directly from manufacturers or from drug wholesalers, for dispensing to patients or for distribution to physician offices. Purchase discounts off the acquisition cost of these products are made available by manufacturers in the form of both up-front and retrospective discounts. Such discounts are not considered part of the rebates paid to Express Scripts by manufacturers in connection with our rebate program. While rebates are directly attributable to the utilization of pharmaceutical products by individuals who receive benefits from clients for whom we provide PBM services, product acquisition price discounts are based on a pharmacy’s inventory needs and, in the case of specialty pharmacies, the performance of related patient care service obligations. The purchase discounts obtained by these facilities are not based on any client’s benefit design. When an Express Scripts subsidiary pharmacy dispenses or distributes a product from its inventory, the purchase price paid for the dispensed product, including applicable dispensing fees, may be greater or less than the pharmacy’s acquisition cost for the product net of purchase discounts. In general, our pharmacies realize an overall positive margin between this net acquisition cost and the amounts paid for the dispensed products.

Pharmaceutical Program Services – Our specialty pharmacies, including CuraScript, Inc. and Express Scripts Specialty Distribution Services, Inc., receive compensation from manufacturers for their administration of programs related to the distribution of certain pharmaceutical products. This compensation is based on the fair market value of the services provided and is unrelated to the drug formulary development process or drug utilization applicable to the clients for whom we provide PBM services. Examples of these services include (i) administering patient assistance programs for indigent patients; (ii) administering product sample distribution programs; and (iii) dispensing prescription medications to patients enrolled in clinical trials.

Data Reporting – Express Scripts sells certain data resulting from its PBM and pharmacy services to healthcare data aggregators and similar entities from time to time. We do not sell any data unless we are permitted to do so by the terms of our client contract and by applicable patient privacy laws. In addition, as a condition to receiving access to certain products, a specialty pharmaceutical manufacturer often will require a purchasing specialty pharmacy to report selected information to the manufacturer regarding the pharmacy’s service levels and other de-identified dispensing-related data with respect to patients who receive such manufacturer’s product. A portion of the discounts or other compensation made available to our specialty pharmacies represents compensation for such reporting. All such reporting activities are conducted in compliance with applicable patient privacy laws.

Other Pharmaceutical Manufacturer Services – Phoenix Marketing Group, LLC specializes in the provision of sample fulfillment, sample accountability, alternative sampling, direct mail fulfillment, and literature fulfillment services for pharmaceutical manufacturers. Because its services involve only warehousing and fulfillment-related functions, this subsidiary entity does not review products clinically and it never uses, sells or has access to Express Scripts’ client or injured Worker information. Compensation paid to Phoenix Marketing Group, LLC by pharmaceutical manufacturers is based on the fair market value of such services, as established most often through an “RFP” process, and any such compensation is unrelated to the drug formulary development process or drug utilization applicable to the clients for whom Express Scripts provides PBM services.

July, 2005: THIS EXHIBIT REPRESENTS ESI’S CURRENT FINANCIAL POLICIES. THIS EXHIBIT MAY NOT BE REVISED OR MODIFIED. ESI MAY PERIODICALLY UPDATE ITS FINANCIAL DISCLOSURES TO REFLECT CHANGES IN ITS BUSINESS PROCESSES.

TO:	MSC Pharmacy Services Client

FROM:	Artemis Emslie, Sr. Director, Workers’ Compensation Account Management

DATE:	September 18, 2008

SUBJECT:	Express Scripts Integration Client Communication

In our communication dated September 16, 2008 that addressed pending changes to Contact Information, Remittance & Billing Information and File Transfer Protocol address, three items that were referenced in the letter were inadvertently excluded from your mailing:

ATTACHMENT A: FINANCIAL DISCLOSURE TO ESI PBM CLIENTS

ATTACHMENT B: ESI AUDIT PROTOCOL

ATTACHMENT C: W9 tax form with Express Scripts Federal Tax ID

Your account teams will reach out to follow up on the communication. We apologize for any confusion.

ATTACHMENT A: FINANCIAL DISCLOSURE TO ESI PBM CLIENTS

Express Scripts is a provider of pharmaceutical benefits management (“PBM”) and other related services to thousands of client groups including managed care organizations, health insurers, employer groups, third party administrators and government entities. Express Scripts’ subsidiary companies, some of which provide services related to supporting our PBM services, include ESI Mail Pharmacy Service, Inc., CuraScript, Inc., Express Scripts Specialty Distribution Services, Inc., and Phoenix Marketing Group, LLC. This disclosure provides an overview of the revenue sources that allow us to deliver competitive pricing arrangements to our clients.

Express Scripts offers its clients, either directly or through its subsidiary companies, a variety of services related to the management of prescription drug benefits. The specific services provided to each client are documented under the Pharmacy Benefit Management Agreement, or other similar agreement, with our client. Express Scripts’ PBM services typically include claims processing and adjudication, pharmacy network contracting and management, formulary development and management, rebate management and administration, trend management, and clinical program development and fulfillment. Some of our clients also utilize our mail service pharmacy to provide their members with convenient access to safe and affordable prescription drugs through home delivery. In addition to the administrative fees paid to us by our clients for these core PBM services, Express Scripts derives revenue from other sources, including arrangements with pharmaceutical manufacturers and retail pharmacies. Some of this revenue relates to utilization of products by members of the clients for whom we provide PBM services.

Network Pharmacies – Express Scripts contracts for its own account with retail pharmacies to dispense prescription drugs to members of the clients for whom we provide PBM services. The rates paid by Express Scripts to these pharmacies differ from one network of pharmacies to the next, and among pharmacies within a network. Express Scripts generally contracts with clients to be paid an ingredient cost for drugs dispensed in a given retail network selected by the client at a uniform rate that applies to all pharmacies in the selected network. Thus, where the rate paid by a client exceeds the rate negotiated with a particular pharmacy, Express Scripts will realize a positive margin on the applicable prescription. The reverse may also be true, resulting in negative margin for Express Scripts. In addition, when Express Scripts receives payment from a client before payment to a pharmacy is due, Express Scripts retains the benefit of the use of the funds between these payments.

Manufacturer Rebates and Associated Administrative Fees – Express Scripts contracts for its own account with pharmaceutical manufacturers to obtain rebates attributable to the utilization of certain prescription products by individuals who receive benefits from clients for whom we provide PBM services. Rebate amounts vary based on the volume of utilization as well as the benefit design and formulary position applicable to utilization of a product. Express Scripts often pays all or a portion of the rebates it receives to a client based on the client’s PBM services agreement. Express Scripts retains the financial benefit of the use of any funds held until payment is made to a client. In connection with our maintenance and operation of the systems and other infrastructure necessary for managing and administering the rebate process, Express Scripts also receives administrative fees from pharmaceutical manufacturers participating in the rebate program discussed above. The services provided to participating manufacturers include making certain drug utilization data available, as allowed by law, for purposes of verifying and evaluating the rebate payments. The administrative fees paid to Express Scripts by manufacturers for participation in the rebate program do not exceed 3.5% of the AWP of the rebated products.

Pharmacy Dispensing and Distribution – Express Scripts has several licensed pharmacy subsidiaries, including our specialty pharmacies. These entities purchase prescription drug inventories, either directly from manufacturers or from drug wholesalers, for dispensing to patients or for distribution to physician offices. Purchase discounts off the acquisition cost of these products are made available by manufacturers in the form of both up-front and retrospective discounts. Such discounts are not considered part of the rebates paid to Express Scripts by manufacturers in connection with our rebate program. While rebates are directly attributable to the utilization of pharmaceutical products by individuals who receive benefits from clients for whom we provide PBM services, product acquisition price discounts are based on a pharmacy’s inventory needs and, in the case of specialty pharmacies, the performance of related patient care service obligations. The purchase discounts obtained by these facilities are not based on any client’s benefit design. When an Express Scripts subsidiary pharmacy dispenses or distributes a product from its inventory, the purchase price paid for the dispensed product, including applicable dispensing fees, may be greater or less than the pharmacy’s acquisition cost for the product net of purchase discounts. In general, our pharmacies realize an overall positive margin between this net acquisition cost and the amounts paid for the dispensed products.

Pharmaceutical Program Services – Our specialty pharmacies, including CuraScript, Inc. and Express Scripts Specialty Distribution Services, Inc., receive compensation from manufacturers for their administration of programs related to the distribution of certain pharmaceutical products. This compensation is based on the fair market value of the services provided and is unrelated to the drug formulary development process or drug utilization applicable to the clients for whom we provide PBM services. Examples of these services include (i) administering patient assistance programs for indigent patients; (ii) administering product sample distribution programs; and (iii) dispensing prescription medications to patients enrolled in clinical trials.

Data Reporting – Express Scripts sells certain data resulting from its PBM and pharmacy services to healthcare data aggregators and similar entities from time to time. We do not sell any data unless we are permitted to do so by the terms of our client contract and by applicable patient privacy laws. In addition, as a condition to receiving access to certain products, a specialty pharmaceutical manufacturer often will require a purchasing specialty pharmacy to report selected information to the manufacturer regarding the pharmacy’s service levels and other de-identified dispensing-related data with respect to patients who receive such manufacturer’s product. A portion of the discounts or other compensation made available to our specialty pharmacies represents compensation for such reporting. All such reporting activities are conducted in compliance with applicable patient privacy laws.

Other Pharmaceutical Manufacturer Services – Phoenix Marketing Group, LLC specializes in the provision of sample fulfillment, sample accountability, alternative sampling, direct mail fulfillment, and literature fulfillment services for pharmaceutical manufacturers. Because its services involve only warehousing and fulfillment-related functions, this subsidiary entity does not review products clinically and it never uses, sells or has access to Express Scripts’ client or member information. Compensation paid to Phoenix Marketing Group, LLC by pharmaceutical manufacturers is based on the fair market value of such services, as established most often through an “RFP” process, and any such compensation is unrelated to the drug formulary development process or drug utilization applicable to the clients for whom Express Scripts provides PBM services.

July, 2005

THIS EXHIBIT REPRESENTS ESI’S CURRENT FINANCIAL POLICIES. THIS EXHIBIT MAY NOT BE REVISED OR MODIFIED. ESI MAY PERIODICALLY UPDATE ITS FINANCIAL DISCLOSURES TO REFLECT CHANGES IN ITS BUSINESS PROCESSES

ATTACHMENT B: ESI AUDIT PROTOCOL

1.	AUDIT PRINCIPLES

ESI recognizes the importance of its clients ensuring the integrity of their business relationship by engaging in periodic audits of their financial arrangements with ESI. ESI provides this audit right to each and every client. In granting this right, ESI’s primary interest is to facilitate a responsive and responsible audit process. In order to accomplish this goal, for all clients, ESI has established the following Protocol. Our intent is in no way to limit Client’s ability to determine that ESI has properly and accurately administered the financial aspects of the Agreement, but rather to create a manageable process in order to be responsive to our clients and the independent auditors that they may engage. If Client has any concern that this Protocol will prohibit Client from fully confirming its financial arrangement with ESI, we encourage Client to express such concern at the audit kick-off meeting.

2.	AUDIT PREREQUISITES

A.	The financial aspects of the Agreement can be broken down into the following two main components. Client has the right to audit any or all of these components, if applicable:

•	Claims

•	Performance Guarantees

At Client’s discretion, Client may conduct an audit of each component separately, or may combine all components in one audit. In addition to the above audit rights, Client may address general claim inquiries, which do not require an audit, by contacting Client’s ESI Account Management team at any time.

B.	ESI will provide all data reasonably necessary for Client to determine that ESI has performed in accordance with contractual terms.

C.	ESI engages a national accounting firm, at its sole cost and expense, to conduct a SAS 70 audit on behalf of its clients. Upon request, ESI will provide the results of its most recent SAS 70 audit. Testing of the areas covered by the SAS 70 is not within the scope of Client’s audit rights (i.e., to confirm the financial aspects of the Agreement) and is therefore not permitted. However, if requested, ESI will explain the SAS 70 audit process and findings to Client in order for Client to gain an understanding of the SAS 70.

D.	ESI recommends that the initial audit period for a claims audit cover a timeframe not to exceed twenty-four (24) months immediately preceding the request to audit (the “Audit Period”). This Audit Period allows a reasonable amount of time for both parties to conclude the audit before claims data is archived off the adjudication system. ESI will accommodate reasonable requests to extend the Audit Period, but this may delay ESI’s response time to audit findings due to the age of the claims.

3.	AUDIT FINDINGS

A.	Following Client’s initial audit, Client (or its Auditor) will provide ESI with a written report of suspected errors, if any. In order for ESI to evaluate Client’s audit report, Client shall provide an electronic data file in a mutually agreed upon format containing either a representative sample of claims, or the entire suspected error population, and the dollar amount associated with the suspected errors.

B.	If Client provides the entire suspected error population, consistent with generally accepted industry audit standards, ESI will evaluate a statistically valid sample of claims in order to provide a timely response. ESI will use commercially reasonable best efforts to respond to the audit report in no more than thirty (30) days from ESI’s receipt of the report. Please be aware, however, that audits that require evaluation of six (6) or more findings typically require additional time to respond due to the complex nature of such audits. Our pledge to respond within the foregoing timeframe is predicated on a good faith and cooperative effort between Client and/or its Auditor and ESI.

C.	Following ESI’s evaluation of Client’s (or its Auditor’s) audit report, if the audit findings warrant an increase in the Audit Period or the number of contracts reviewed, then ESI and Client will mutually determine the scope of further analysis.

D.	Client agrees that once audit results are accepted by both parties, the audit shall be considered closed and final.

E.	ESI shall promptly pay overpayments (or Client shall promptly pay underpayments, if applicable) upon closure of the audit.